EXHIBIT 10.9

AMENDMENT TO EMPLOYMENT AGREEMENT AND SEPARATION AGREEMENT AND RELEASE

This Amendment to Employment Agreement and Separation Agreement and Release (“Agreement”) is between VYYO INC. (“Vyyo”) and Stephen Pezzola (“Mr. Pezzola”). The terms “Stephen Pezzola” and “Mr. Pezzola” include Stephen Pezzola and any of his heirs, executors, beneficiaries and assigns. The terms “Vyyo Inc.” and “Vyyo” include all affiliates, subsidiaries, predecessor and successor corporations of Vyyo Inc., and any of its present, former and future agents, officers, directors and employees. This Agreement shall be effective eight days after the date on which it is signed below by both parties (the “Effective Date”).

RECITALS

•	Mr. Pezzola has been employed by Vyyo as Executive Vice President, Corporate and Legal Affairs, and Secretary, pursuant to an Employment Agreement dated January 1, 2000, as amended on August 1, 2001 (as so amended, the “Employment Agreement”).

•	Mr. Pezzola and Vyyo wish to amicably terminate the Employment Agreement and Mr. Pezzola’s employment relationship with Vyyo.

•	Even though Mr. Pezzola has made no claims against Vyyo, Mr. Pezzola and Vyyo desire to resolve any and all claims and potential claims Mr. Pezzola may have against Vyyo.

ACCORDINGLY, the parties agree as follows:

1.	Amendment to Employment Agreement and Consultancy Engagement

Mr. Pezzola and Vyyo agree that the Employment Agreement is hereby terminated on and as of December 31, 2002. As consideration supporting this Agreement, the parties agree as follows:

(i)    As of the Effective Date, Mr. Pezzola’s current duties as Executive Vice President, Corporate and Legal Affairs, and Secretary of Vyyo shall cease. Effective as of that date Mr. Pezzola shall also cease to be a director, officer, or employee, as applicable, of Vyyo (except as provided in this Agreement) and any Vyyo subsidiaries of which he is a director, officer, or employee.

(ii)    Commencing as of the Effective Date through December 31, 2002 (the “Final Employment Period”), Mr. Pezzola’s duties as an employee of VYYO, shall be as a non-officer, strategic adviser to the Corporation. In that capacity, he shall report to the Chairman of the Board and to the Chief Financial Officer of Vyyo or such other person(s) as the Chairman may designate from time to time. During the Final Employment Period, Mr. Pezzola shall devote up to 5 hours per month to the business of Vyyo (inclusive of travel). The position of Mr. Pezzola, as a strategic advisor shall continue to be a position of trust entailing confidential Vyyo matters. Effective as of the Effective Date, Vyyo shall no longer designate Mr. Pezzola as a “reporting person” for purposes of Section 16 of the Securities and Exchange Act. His duties shall be performed at such location as may be reasonably determined by the Chairman of the Board in consultation with Mr. Pezzola.

(iii)    Vyyo shall pay Mr. Pezzola his current salary and health and disability insurance benefits as an employee during the Final Employment Period; provided that on account of the part-time nature of Mr. Pezzola’s duties, as of the Effective Date, there shall be no further vacation accruals. On January 2, 2003, Vyyo shall pay Mr. Pezzola for any accrued and unpaid vacation earned by Mr. Pezzola through the Effective Date which the parties agree to be Eighteen Thousand Dollars ($18,000), subject to any applicable tax withholding and other usual payroll deductions.

(iv)    On January 2, 2003, and conditioned on Mr. Pezzola executing the general release in the form attached hereto as Exhibit A on or as of that date VYYO shall (i) pay Mr. Pezzola severance pay in the amount of ONE HUNDRED FIFTY-NINE THOUSAND SIX HUNDRED DOLLARS ($159,600), in lieu of the severance pay provided for in the Employment Agreement; and (ii) grant to Mr. Pezzola that number of immediately vested and exercisable VYYO employee stock options under the currently existing stock option plans of VYYO, with an exercise price of $0.01 per share, such that the value of the options (using the December 31 closing price) equals $90,000.00. [Example: Assume the December 31, 2002 closing price of VYYO shares is $2.51. Mr. Pezzola shall receive options to acquire 36,000 shares ($90,000 /($2.51—$0.01)= 36,000 shares)].

(v)     Mr. Pezzola is hereby engaged as an independent contractor to provide periodic consulting services to VYYO, commencing on January 1, 2003 and through December 31, 2003 (the “Consulting Period”), on the following terms:

(1)    During the period from January 1, 2003 through April 30, 2003, Mr. Pezzola shall provide to Vyyo up to four hours (non-cumulative and inclusive of any travel) per month of consultation, non-legal, services as may be requested from time to time by VYYO. During the period from May 1, 2003 to December 31, 2003, Mr. Pezzola shall provide to Vyyo up to three hours (non-cumulative) per month of consultation, non-legal, services as may be requested from time to time by VYYO. Without limiting the foregoing, it is contemplated that the principal services to be rendered by Mr. Pezzola shall be providing information, advice and guidance based on his significant knowledge about Vyyo, its predecessors’ and affiliates’ past activities and institutional history.

(2)    Mr. Pezzola will be indemnified by Vyyo against the claims of unrelated third parties arising out of actions taken by him at the request of VYYO in the course and scope of the consulting services hereunder in the same manner as if he were an employed officer of Vyyo during this time period.

(3)    Mr. Pezzola will be reimbursed for his reasonable out-of-pocket expenses (not covered under subsection (4), below) incurred in providing his consulting services during the Consulting Period to VYYO in excess of $100 per month, provided however that any such expenses shall be approved in advance by Vyyo.

(4)    In consideration of Mr. Pezzola’s consulting services, Vyyo shall pay to Mr. Pezzola on January 2, 2003: (i) a lump sum payment of Six Thousand ($6,000.00) Dollars for his services; and (ii) a lump sum payment of Four Thousand Five Hundred ($4,500.00) Dollars to cover his office, telephone and internet service expenses during the Consulting Period. Mr. Pezzola agrees to assume financial responsibility for expenses related to the maintenance and use of the Oakland office to the extent of $777.00 per month rent, plus telephone and any other office related expenses, on and after January 1, 2003 through the end of the lease term on April 30, 2003, and to indemnify and hold VYYO harmless from any rent, cost or expense related thereto.

(5)    In addition, subject to the terms of Vyyo’s health plan and COBRA, VYYO will pay Mr. Pezzola in advance monthly, commencing January 1, 2003, an amount equal to his health insurance premiums for COBRA coverage for Mr. Pezzola and his eligible dependents until the earlier of: (i) the date Mr. Pezzola becomes eligible for health insurance benefits under another health plan; or (ii) December 31, 2003.

(6)    As of the Effective Date, all of Mr. Pezzola’s outstanding Vyyo stock options, whether vested or unvested (other than the stock options granted to Mr. Pezzola under section 1 (iv), above) shall lapse and be of no further force and effect.

(v)    On December 31, 2002, Mr. Pezzola shall be allowed to purchase for One Thousand ($1,000.00) Dollars the laptop computer, computers, printers, and all office related furniture and equipment and supplies in his home and in the Oakland office that are presently owned by Vyyo. All such equipment and furniture is sold “as is/where is” and Vyyo makes no representations or warranties as to the condition of such equipment or furniture.

(vi)    The provisions of this Agreement shall be deemed an amendment to any and all agreements with Mr. Pezzola regarding his employment by VYYO and shall supercede any other or prior agreement regarding the subject matter hereof that are to the contrary. Mr. Pezzola specifically waives and relinquishes any right against VYYO to payment of any sum or thing including, but not limited to any right to severance or other payment on account of his employment by VYYO or any subsidiary thereof, other than (A) as specifically set forth herein, (B) to which he is entitled solely as a shareholder of Vyyo or any of its related entities, or (C) any rights under any retirement plan in which Mr. Pezzola has participated

(vii)    Commencing as of the date hereof through the termination of the Final Employment Period, Mr. Pezzola may make reasonable use of VYYO’s office and facilities to explore, investigate and secure future employment and business opportunities, so long as those activities do not unreasonably interfere with the services agreed to be provided to VYYO hereunder.

(viii)    Commencing as of the Effective Date, and notwithstanding Mr. Pezzola’s continued employment and consulting arrangement with Vyyo hereunder, Mr. Pezzola shall not be restricted from being employed by or being a consultant to, or otherwise providing services to or being associated with in any capacity, any other company, entity, or individual, so long as those services do not unreasonably interfere with the services agreed to be provided to VYYO hereunder. VYYO and Mr. Pezzola agree to use good faith efforts to schedule Mr. Pezzola’s time in a manner that will enable him to exercise the rights reserved by Mr. Pezzola in this paragraph and to provide the services to VYYO agreed to be provided in this Agreement.

(ix)    The parties agree that the provisions of sections 4. Confidentiality and Competitive Activities, 5. Trade Secrets, and 8.c. Personal Services set forth in Mr. Pezzola’s Employment Agreement dated January 1, 2000, a copy of which is attached hereto and incorporated herein by this reference, are and at all times hereafter remain in full force and effect. Provided, however, that as to Mr. Pezzola’s activities after the Final Employment Period, the provisions of the Employment Agreement prohibiting Mr. Pezzola from engaging in business activities competitive with Vyyo shall be of no further force or effect.

(x)    The parties agree that, by entering into this Agreement, Vyyo or its affiliates have not and do not intend to, waive any attorney work product, attorney-client or other privileges that they may possess on account of all services rendered by Mr. Pezzola to Vyyo or its affiliates, as the case may be.

2. Release

(i)    Except as set forth in the second paragraph of this Section, Mr. Pezzola and Vyyo (each, a “Releasing Party”) hereby completely release and forever discharge the other party hereto (“Released Party”) from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which the Releasing Party may now have or has ever had, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, discrimination, retaliation, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, negligent or intentional infliction of emotional distress, or any other claim of any sort. Released Claims shall also include, but not be limited to, claims for wages or other compensation, severance pay, bonuses, sick leave, vacation pay, life or health insurance, stock options or any other fringe benefit. The Releasing Party likewise releases the Released Party from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise.

(ii)    Notwithstanding anything to the contrary, Released Claims shall not include: (a) any claims based on obligations created by or reaffirmed in this Agreement; or (b) any claims based on any indemnification obligations created by or reaffirmed in any Indemnification Agreement between the parties hereto, in the Bylaws or Certificate of Incorporation of Vyyo, or under applicable state laws and regulations. Moreover, this Release shall not interfere with Mr. Pezzola’s ability to participate in any manner in an investigation, proceeding or hearing conducted by the federal Equal Employment Opportunity Commission.

3.	Section 1542 Waiver

The parties understand and agree that the Released Claims include not only claims presently known to the Releasing Party, but also include all unknown and unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 2 of this Agreement. The Releasing Party understands that he or it may hereafter discover facts different from what he or it now believes to be true, which if known could have materially affected this Agreement, but he or it nevertheless waives any claims or rights based on different or additional facts. The Releasing Party knowingly and voluntarily waives any and all rights or benefits that he or it may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES

NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING

THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED

HIS SETTLEMENT WITH THE DEBTOR.

The only Released Claims not waived and released under this Agreement are those concerning health insurance continuation benefits under COBRA and vested retirement benefits or those claims excluded in Section 2 (ii) (above).

4.	Covenant Not to Sue

To the fullest extent permitted by law, the Releasing Party shall not sue or initiate against any Released Party any compliance review, action, or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the Released Claims.

5.	Nonadmission

The parties understand and agree that this is a compromise settlement of potential disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Vyyo. The liability for any and all claims is expressly denied by Vyyo.

6.	Confidentiality

Mr. Pezzola understands and agrees that this Agreement and each of the economic terms, are confidential and shall not be disclosed by Mr. Pezzola to any entity or person other than his spouse, attorney or tax advisor, for any reason, at any time, without the prior written consent of Vyyo, unless Mr. Pezzola is obligated by a court or other legal proceeding to disclose such information.

7.	Amendments

This Agreement may not be amended except by an instrument in writing, signed by each of the parties.

8.	Assignment

The parties hereto agree that they will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. The parties hereto represent that they have not previously assigned or transferred any claims or rights released by them pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. In particular, any payments to be made hereunder to Mr. Pezzola shall be paid to his heirs in the event of his death, and to Mr. Pezzola in the event of his disability, even if his death or disability precludes him from fulfilling his employment obligations hereunder. This Agreement shall also inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

9.	Integration

The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Mr. Pezzola or Vyyo concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede any and all inconsistent provisions of prior or contemporaneous agreements and understandings between Mr. Pezzola and Vyyo whether written or oral, express or implied, including without limitation, the Employment Agreement. Without limiting the generality of the foregoing, the parties acknowledge and agree that the Employment Agreement is hereby superceded as of the Effective Date and is of no further force or effect.

10.	Severability

If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

11.	Attorneys’ Fees

In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

12.	Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of California.

13.	Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14.	Enforcement by Arbitration

All claims that are in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented by this Agreement. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section. The parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims, including without limitation any right to trial by jury as to the making, existence, validity, or enforceability of the agreement to arbitrate. Any arbitration award shall include a statement explaining the reasons and basis for the award. Any arbitration pursuant to this Agreement shall be conducted in the County of Santa Clara, California.

15.	Knowing Consent to Agreement

The parties acknowledge that (a) they have had the opportunity to consult counsel in regard to this Agreement and that Vyyo has advised Mr. Pezzola to consult with counsel before entering into this Agreement; (b) they have read and understand the Agreement and they are fully aware of its legal effect; and (c) they are entering into this Agreement freely and voluntarily, and based on each party’s own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

16.	Non-Disparagement

Vyyo agrees to instruct its directors, officers and employees not to disparage or make any untrue statement about Mr. Pezzola and Mr. Pezzola agrees not to disparage or make any untrue statement about Vyyo, its directors, officers and employees, to any third party. If Mr. Pezzola commits a breach of any of the terms of this non-disparagement section (Section 15) as determined by final and binding arbitration pursuant to Section 14 above, including without limitation, this Non-disparagement provision, Mr. Pezzola shall pay to Vyyo the sum of $1,000.00.

17.	Compliance with Older Workers’ Benefit Protection Act

Mr. Pezzola acknowledges that (a) he is advised to consult with counsel before signing this Agreement, (b) he has least 21 days to consider this Agreement before signing it (although he may elect to waive any portion of this consideration period if he wishes to do so), and (c) he has 7 days to revoke this Agreement after signing it (and this revocation period may not be waived). If Mr. Pezzola wishes to revoke this Agreement, any such revocation must be in writing and delivered to Vyyo within seven days after he signs this Agreement.

DATED: December 6, 2002		DATED: December 3, 2002
VYYO INC.

By:	/s/ Alan L. Zimmerman	/s/ Stephen P. Pezzola
	Alan L. Zimmerman Director, Member, Compensation Committee	Stephen P. Pezzola

Exhibit A

RELEASE

1.    Except as set forth in the second paragraph of Section 1 this Exhibit A, Mr. Pezzola and Vyyo Inc. (each, a “Releasing Party”) hereby completely release and forever discharge the other party hereto (“Released Party”) from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which the Releasing Party may now have or has ever had, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, discrimination, retaliation, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, negligent or intentional infliction of emotional distress, or any other claim of any sort. Released Claims shall also include, but not be limited to, claims for wages or other compensation, severance pay, bonuses, sick leave, vacation pay, life or health insurance, stock options or any other fringe benefit. The Releasing Party likewise releases the Released Party from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise.

Notwithstanding anything to the contrary, Released Claims shall not include: (a) any claims based on obligations created by or reaffirmed in the AMENDMENT TO EMPLOYMENT AGREEMENT AND SEPARATION AGREEMENT AND RELEASE; or (b) any claims based on any indemnification obligations created by or reaffirmed in any Indemnification Agreement between the parties hereto, in the Bylaws or Certificate of Incorporation of Vyyo, or under applicable state laws and regulations. Moreover, this Release shall not interfere with Mr. Pezzola’s ability to participate in any manner in an investigation, proceeding or hearing conducted by the federal Equal Employment Opportunity Commission.

2.	Section 1542 Waiver

The parties understand and agree that the Released Claims include not only claims presently known to the Releasing Party, but also include all unknown and unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 2 of AMENDMENT TO EMPLOYMENT AGREEMENT AND SEPARATION AGREEMENT AND RELEASE. The Releasing Party understands that he or it may hereafter discover facts different from what he or it now believes to be true, which if known could have materially affected this Release, but he or it nevertheless waives any claims or rights based on different or additional facts. The Releasing Party knowingly and voluntarily waives any and all rights or benefits that he or it may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR

DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF

EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED

HIS SETTLEMENT WITH THE DEBTOR.

The only Released Claims not waived and released under this Release are those concerning health insurance continuation benefits under COBRA and vested retirement benefits or those claims excluded in Section 2 (ii) AMENDMENT TO EMPLOYMENT AGREEMENT AND SEPARATION AGREEMENT AND RELEASE.

DATED: January , 2003	DATED: January , 2003
VYYO INC.

By:
Stephen P. Pezzola